Exhibit 10.3

WASTE CONNECTIONS, INC. 2016 INCENTIVE AWARD PLAN

DEFERRED SHARE UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

Waste Connections, Inc., an Ontario corporation (the “Company”), has granted to Participant (as designated below) a Deferred Share Unit Award pursuant to the Waste Connections, Inc. 2016 Incentive Award Plan (as amended and/or restated from time to time, the “Plan”). Each Deferred Share Unit represents the right to receive a cash payment or its equivalent in common shares of the Company (“Shares”), or a combination thereof, all subject to the terms of the Plan and this Award Agreement (which includes, for Participants who are US Participants, the additional terms and conditions provided under Exhibit A hereto). By electronically accepting this Award Agreement through his or her Shareworks account with Solium Capital, Participant is deemed to have accepted the terms and conditions of the Plan and this Award Agreement.

In the event of any conflict or inconsistency between the terms of the Plan and this Award Agreement, the terms of the Plan shall supersede and govern in all respects. Any capitalized terms not defined herein are defined in the Plan.

1.                  Grant Terms:

Participant Name: _____________________

Participant is a (check one box): US Participant ☐ or Canadian Participant ☐ or Both ☐

Award Date: ____________________

Number of Deferred Share Units: _________________

2.                  Vested Award Units: Subject to the terms of the Plan and this Award Agreement, the Deferred Share Units shall become payable after the earliest time of: (a) the Participant's death; or (b) the latest time that the Participant ceases to be an employee, officer or director of the Company or any affiliate (within the meaning of that term in paragraph 8 of Interpretation Bulletin IT-337R4, Retiring Allowances [Consolidated], or any successor publication thereto) of the Company (such time is referred to as the “Triggering Event”). All payments in respect of a Deferred Share Unit shall be made no later than December 31st of the year commencing immediately after the occurrence of the Triggering Event. The Deferred Share Units subject to the Award that have become vested are referred to as “Vested Award Units.”

3.                  Settlement: On the Deferred Share Unit Settlement Date, the Company shall transfer or issue to the Participant one unrestricted, fully transferable Share for each Vested Award Unit, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the Deferred Share Unit Settlement Date or a combination of cash and Shares as determined by the Administrator. In the event that the Company elects to make payment of the Vested Award Units in cash, the amount of cash payable with respect to each Vested Award Unit shall be dependent on the Fair Market Value of a Share at a time within the period that commences one year before the date of the Triggering Event and ends at the time the amount is paid. Unless otherwise directed by the Committee, all distributions shall be made by the Company in the form of whole Shares, and any fractional Share shall be applied to the payment of withholding taxes, if any. No payment in cash or Shares will actually be made until the Participant satisfies all applicable income and employment withholding taxes, if applicable.

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4.                  Acknowledgement. The Participant acknowledges that the Deferred Share Units and the Shares subject to the Deferred Share Units are subject to adjustment, modification and termination in certain events as provided in the Plan, including Section 13 of the Plan. The Participant also acknowledges that the value of the Deferred Share Units is based on the value of the Shares at the time of settlement as described in the Plan and this Award Agreement and is therefore not guaranteed. The Participant, if a Canadian Participant, shall not be entitled, under this Award Agreement, the Plan or otherwise, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purposes of reducing the impact, in whole or in part, of any reduction in the Fair Market Value of the Shares. The Participant has received and reviewed a copy of the Plan and agrees to be bound by the terms and conditions of the Plan.

5.                  Additional Provisions.

a.                  Additional Terms. The terms and conditions of this Award are governed by the Plan, and this Award is also subject to all interpretations, amendments, rules and regulations which may from time to time be adopted under the Plan.

b.                  Entire Agreement. The Award Agreement and the Plan constitute the entire agreement of the parties hereto with regard to the subject matter hereof. They supersede in their entirety all other prior undertakings, agreements, representations or understandings (whether oral or written and whether express or implied) of you and the Company which relate to the subject matter hereof; provided, however, that the provisions of the Plan shall continue to apply, and further provided that in case of inconsistencies or ambiguities, the provisions of the Plan shall prevail over the provisions of the Award Agreement. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement.

c.                   Agreement Severable. In the event that any provision of the Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Award Agreement.

d.                  Service Provider Relationship. Nothing in the adoption of the Plan or the award of the Deferred Share Units thereunder pursuant to the Award Agreement shall confer any right on a Participant with respect to continuation of a directorship, consulting or other employment arrangement with the Company or any Subsidiary, nor shall they interfere in any way with the right of the Company or any Subsidiary that employs such Participant or engages such Participant as a consultant or director to terminate the Participant’s employment or consulting or directorship arrangement at any time, with or without cause.

e.                   Governing Law. The Award Agreement and the Plan shall be governed by and construed in accordance with the laws of the province of Ontario, except with respect to those provisions of the Award Agreement and the Plan concerning the Code, which shall be governed by and construed in accordance with the laws of the State of Delaware as superseded by applicable United States federal law.

f.                    Electronic Delivery. The Company may deliver any documents related to the Award granted under this Award Agreement and participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Award Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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g.                  Amendment, Suspension and Termination. To the extent permitted by the Plan, the Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of the Award Agreement shall adversely affect the Deferred Share Units in any material way without your prior written or electronic consent.

h.                  Notices. Any notice or other communication to be given under or in connection with this Agreement or the Plan shall be given in writing and shall be deemed effectively given on receipt or, in the case of notices from the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the address on file with the Company or at such other address as you may hereafter designate by notice to the Company.

i.                    Transferability. Any attempt by you to transfer any interest in your Award or any underlying Shares in violation of the transferability provisions in the Plan shall be null and void and of no effect.

j.                    Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and the Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5(i) of the Award Agreement and the Plan, the provisions of the Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and to the Participant, the Participant’s executors, administrators, heirs, successors, representatives and assignees.

k.                  Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Award Agreement.

l.                    Data Privacy Waiver. By accepting the grant of the Deferred Share Units, the Participant hereby agrees and consents to:

i.                        the collection, use, processing and transfer by the Company and its Subsidiaries (collectively, the “Group”) of certain personal information about the Participant (the “Data”);

ii.                        any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

iii.                        the use of such Data by any such person for such purposes; and

iv.                        the transfer to and retention of such Data by third parties in connection with such purposes.

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For the purposes of clause (i) above, “Data” means the Participant’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Shares granted to the Participant and of Shares issued or transferred to the Participant pursuant to the Plan.

WASTE CONNECTIONS, INC.

By:
Name: Ronald J. Mittelstaedt
Title: Chairman and Chief Executive Officer

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Exhibit A

Additional Provisions for

Deferred Share Unit Award Agreement

For Non-Employee Directors

For US Participants in the

Waste Connections, Inc. 2016 Incentive Award Plan

The additional terms and conditions of this Exhibit A shall apply to the Deferred Share Unit Award for any Participant who is a US Participant.

1.                  Federal Income Tax. You generally will recognize ordinary income for US federal income tax and/or Canadian income tax purposes on the date you receive a payment in respect of your Vested Award Units, and you must satisfy the income tax withholding obligation applicable to that income, if applicable. This is a general summary of the possible tax consequences of the Award and is not tax advice. You are advised to consult with your own advisor as to the possible tax consequences of this Award.

2.                  Notwithstanding sections 2 and 3 of the Award Agreement, (i) “Triggering Event” shall mean the earliest time of:  (a) the Participant’s death; and (b) the Participant’s “separation from service” (within the meaning of Section 409A of the Code), and (ii) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the Deferred Share Unit Settlement Date shall occur on the first day of the seventh month following the date of the Participant’s “separation from service.”  If the Company fails to make any distribution, either intentionally or unintentionally, within the time period specified in this Section 2, but the payment is made within the same calendar year, or, if later, by the 15th day of the third calendar month following the scheduled payment date, such distribution will be treated as made within the time period specified in this Section 2.

3.                  Claw-Back. Pursuant to its general authority to determine the terms and conditions applicable to the Deferred Share Units, the Committee shall have the right to require the Participant to agree by separate written or electronic instrument that the Units (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of the Deferred Share Units or upon the receipt or resale of any Shares underlying the Deferred Share Units) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

4.                  Code Section 409A. This Award is intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Administrator has the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award to comply with the requirements of Section 409A. All references to the Participant’s Termination of Employment in this Award Agreement shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and the Participant shall not be considered to have a Termination of Employment unless such termination constitutes a Separation from Service with respect to the Participant.

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5.                  Conformity to Applicable Law. You acknowledge that the Plan, the Award Agreement and this Exhibit A are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Deferred Share Units are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to Applicable Law.

6.                  Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Award Agreement or this Exhibit A, if you are subject to Section 16 of the Exchange Act, the Plan, the Deferred Share Units, including Deferred Share Units resulting from dividend equivalent rights, and the Award Agreement and this Exhibit A shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.                  Additional Disclosure. Along with the Award Agreement, you also received a copy of the official prospectus summarizing the principal features of the Plan. Please review the plan prospectus carefully so that you fully understand your rights and benefits under your Award and the limitations, restrictions and vesting provisions applicable to the Award.

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